Exhibit 99.1

Apple Reports Second Quarter Results

Capital Return Program Expanding to $300 Billion

CUPERTINO, California — May 2, 2017 — Apple® today announced financial results for its fiscal 2017 second quarter ended April 1, 2017. The Company posted quarterly revenue of $52.9 billion and quarterly earnings per diluted share of $2.10. These results compare to revenue of $50.6 billion and earnings per diluted share of $1.90 in the year-ago quarter. International sales accounted for 65 percent of the quarter’s revenue.

“We are proud to report a strong March quarter, with revenue growth accelerating from the December quarter and continued robust demand for iPhone 7 Plus,” said Tim Cook, Apple’s CEO. “We’ve seen great customer response to both models of the new iPhone 7 (PRODUCT)RED Special Edition and we’re thrilled with the strong momentum of our Services business, with our highest revenue ever for a 13-week quarter. Looking ahead, we are excited to welcome attendees from around the world to our annual Worldwide Developers Conference next month in San Jose.”

Apple also announced that its Board of Directors has authorized an increase of $50 billion to the Company’s program to return capital to shareholders and is extending the program timeframe by four quarters. Under the expanded program, Apple plans to spend a cumulative total of $300 billion by the end of March 2019.

“We generated strong operating cash flow of $12.5 billion and returned over $10 billion to our investors in the March quarter,” said Luca Maestri, Apple’s CFO. “Given the strength of our business and our confidence in our future, we are happy to announce another $50 billion increase to our capital return program today.”

As part of the latest update to the program, the Board has increased its share repurchase authorization to $210 billion from the $175 billion level announced a year ago. The Company also expects to continue to net-share-settle vesting restricted stock units.

The Board has approved a 10.5% increase to the Company’s quarterly dividend, and has declared a dividend of $0.63 per share of the Company’s common stock, payable on May 18, 2017 to shareholders of record as of the close of business on May 15, 2017.

From the inception of its capital return program in August 2012 through March 2017, Apple has returned over $211 billion to shareholders, including $151 billion in share repurchases.

The Company plans to continue to access the domestic and international debt markets to assist in funding the program. The management team and the Board will continue to review each element of the capital return program regularly and plan to provide an update on the program on an annual basis.

Apple is providing the following guidance for its fiscal 2017 third quarter:

•	revenue between $43.5 billion and $45.5 billion

•	gross margin between 37.5 percent and 38.5 percent

•	operating expenses between $6.6 billion and $6.7 billion

•	other income/(expense) of $450 million

•	tax rate of 25.5 percent

Apple will provide live streaming of its Q2 2017 financial results conference call beginning at 2:00 p.m. PDT on May 2, 2017 at www.apple.com/investor/earnings-call/. This webcast will also be available for replay for approximately two weeks thereafter.

This press release contains forward-looking statements including without limitation those about the Company’s estimated revenue, gross margin, operating expenses, other income/(expense), tax rate, and plans for return of capital. These statements involve risks and uncertainties, and actual results may differ. Risks and uncertainties include without limitation the effect of competitive and economic factors, and the Company’s reaction to those factors, on consumer and business buying decisions with respect to the Company’s products; continued competitive pressures in the marketplace; the ability of the Company to deliver to the marketplace and stimulate customer demand for new programs, products, and technological innovations on a timely basis; the effect that product introductions and transitions, changes in product pricing or mix, and/or increases in component costs could have on the Company’s gross margin; the inventory risk associated with the Company’s need to order or commit to order product components in advance of customer orders; the continued availability on acceptable terms, or at all, of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources; the effect that the Company’s dependency on manufacturing and logistics services provided by third parties may have on the quality, quantity or cost of products manufactured or services rendered; risks associated with the Company’s international operations; the Company’s reliance on third-party intellectual property and digital content; the potential impact of a finding that the Company has infringed on the intellectual property rights of others; the Company’s dependency on the performance of distributors, carriers and other resellers of the Company’s products; the effect that product and service quality problems could have on the Company’s sales and operating profits; the continued service and availability of key executives and employees; war, terrorism, public health issues, natural disasters, and other circumstances that could disrupt supply, delivery, or demand of products; and unfavorable results of legal proceedings. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 24, 2016, its Form 10-Q for the fiscal quarter ended December 31, 2016, and its Form 10-Q for the fiscal quarter ended April 1, 2017 to be filed with the SEC. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Apple revolutionized personal technology with the introduction of the Macintosh in 1984. Today, Apple leads the world in innovation with iPhone, iPad, Mac, Apple Watch and Apple TV. Apple’s four software platforms — iOS, macOS, watchOS and tvOS — provide seamless experiences across all Apple devices and empower people with breakthrough services including the App Store, Apple Music, Apple Pay and iCloud. Apple’s more than 100,000 employees are dedicated to making the best products on earth, and to leaving the world better than we found it.

Press Contact:
Kristin Huguet
Apple
khuguet@apple.com
(408) 974-2414

Investor Relations Contacts:
Nancy Paxton
Apple
paxton1@apple.com
(408) 974-5420

Joan Hoover
Apple
hoover1@apple.com
(408) 974-4570

NOTE TO EDITORS: For additional information visit Apple’s PR website (www.apple.com/pr), or call Apple’s Media Helpline at (408) 974-2042.

© 2017 Apple Inc. All rights reserved. Apple and the Apple logo are trademarks of Apple. Other company and product names may be trademarks of their respective owners.

Apple Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Six Months Ended
	April 1, 2017	March 26, 2016	April 1, 2017	March 26, 2016
Net sales	$52,896	$50,557	$131,247	$126,429
Cost of sales (1)	32,305	30,636	80,480	76,085
Gross margin	20,591	19,921	50,767	50,344

Operating expenses:
Research and development (1)	2,776	2,511	5,647	4,915
Selling, general and administrative (1)	3,718	3,423	7,664	7,271
Total operating expenses	6,494	5,934	13,311	12,186

Operating income	14,097	13,987	37,456	38,158
Other income/(expense), net	587	155	1,408	557
Income before provision for income taxes	14,684	14,142	38,864	38,715
Provision for income taxes	3,655	3,626	9,944	9,838
Net income	$11,029	$10,516	$28,920	$28,877

Earnings per share:
Basic	$2.11	$1.91	$5.50	$5.22
Diluted	$2.10	$1.90	$5.46	$5.19

Shares used in computing earnings per share:
Basic	5,225,791	5,514,381	5,262,226	5,536,656
Diluted	5,261,688	5,540,886	5,294,841	5,567,506

Cash dividends declared per share	$0.57	$0.52	$1.14	$1.04

(1) Includes share-based compensation expense as follows:
Cost of sales	$217	$191	$446	$395
Research and development	$575	$468	$1,164	$934
Selling, general and administrative	$425	$389	$863	$797

Apple Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions, except number of shares which are reflected in thousands and par value)

	April 1, 2017	September 24, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$15,157	$20,484
Short-term marketable securities	51,944	46,671
Accounts receivable, less an allowance of $53 at each period end	11,579	15,754
Inventories	2,910	2,132
Vendor non-trade receivables	9,033	13,545
Other current assets	11,367	8,283
Total current assets	101,990	106,869

Long-term marketable securities	189,740	170,430
Property, plant and equipment, net	27,163	27,010
Goodwill	5,473	5,414
Acquired intangible assets, net	2,617	3,206
Other non-current assets	7,549	8,757
Total assets	$334,532	$321,686

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$28,573	$37,294
Accrued expenses	23,096	22,027
Deferred revenue	7,682	8,080
Commercial paper	9,992	8,105
Current portion of long-term debt	3,999	3,500
Total current liabilities	73,342	79,006

Deferred revenue, non-current	3,107	2,930
Long-term debt	84,531	75,427
Other non-current liabilities	39,470	36,074
Total liabilities	200,450	193,437

Commitments and contingencies

Shareholders’ equity:
Common stock and additional paid-in capital, $0.00001 par value: 12,600,000 shares authorized; 5,205,815 and 5,336,166 shares issued and outstanding, respectively	33,579	31,251
Retained earnings	100,925	96,364
Accumulated other comprehensive income/(loss)	(422)	634
Total shareholders’ equity	134,082	128,249
Total liabilities and shareholders’ equity	$334,532	$321,686

Apple Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Six Months Ended
	April 1, 2017	March 26, 2016
Cash and cash equivalents, beginning of the period	$20,484	$21,120
Operating activities:
Net income	28,920	28,877
Adjustments to reconcile net income to cash generated by operating activities:
Depreciation and amortization	5,319	5,431
Share-based compensation expense	2,473	2,126
Deferred income tax expense	2,822	3,092
Other	(209)	308
Changes in operating assets and liabilities:
Accounts receivable, net	4,183	4,538
Inventories	(778)	68
Vendor non-trade receivables	4,512	5,899
Other current and non-current assets	(896)	186
Accounts payable	(6,862)	(9,388)
Deferred revenue	(221)	219
Other current and non-current liabilities	316	(2,292)
Cash generated by operating activities	39,579	39,064
Investing activities:
Purchases of marketable securities	(99,821)	(86,242)
Proceeds from maturities of marketable securities	12,429	9,148
Proceeds from sales of marketable securities	60,454	50,051
Payments made in connection with business acquisitions, net	(67)	(140)
Payments for acquisition of property, plant and equipment	(6,309)	(5,948)
Payments for acquisition of intangible assets	(126)	(657)
Payments for strategic investments	—	(126)
Other	116	(196)
Cash used in investing activities	(33,324)	(34,110)
Financing activities:
Proceeds from issuance of common stock	273	247
Excess tax benefits from equity awards	225	264
Payments for taxes related to net share settlement of equity awards	(788)	(751)
Payments for dividends and dividend equivalents	(6,134)	(5,871)
Repurchases of common stock	(18,012)	(13,530)
Proceeds from issuance of term debt, net	10,975	15,584
Change in commercial paper, net	1,879	(503)
Cash used in financing activities	(11,582)	(4,560)
Increase/(Decrease) in cash and cash equivalents	(5,327)	394
Cash and cash equivalents, end of the period	$15,157	$21,514
Supplemental cash flow disclosure:
Cash paid for income taxes, net	$6,878	$6,630
Cash paid for interest	$1,007	$565